Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: Registration Statements on Form S-8 (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, and 333-273751) and Registration Statements on Form S-3 (Nos. 333-207141, 333-226729, 333-233913, and 333-239498) of Beyond, Inc., of our report dated February 14, 2023, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Beyond, Inc., for the year ended December 31, 2023.

/s/ ERNST & YOUNG LLP
Salt Lake City, Utah
June 24, 2024